EXHIBIT 10.1

SEVERANCE AND RELEASE AGREEMENT

This Agreement is between George S. Wiedemann (for himself, his spouse and anyone acting for him) (the “Executive”) and Rewards Network Inc. (for itself or any affiliated company, or its or their present and past officers, directors, supervisors, employees and anyone else acting for it or them) (the “Employer”).

WHEREAS, the Employer currently employs the Executive as President and Chief Executive Officer; and

WHEREAS, the employment relationship between the Employer and the Executive has been terminated and Executive has resigned from Employer’s Board of Directors; and

WHEREAS, the Employment Contract dated September 25, 2002 between the Employer and Executive (the “Employment Agreement”) requires the Executive to sign a written release of all claims against the Employer and all related individuals and entities as a condition of receiving severance benefits; and

WHEREAS, the Employer and Executive wish to enter into this Severance and Release Agreement (“Agreement”) in order to resolve amicably any differences between them;

THEREFORE, the parties agree as follows:

1. Termination. Effective March 29, 2005 (“Termination Date”), the Executive’s employment with the Employer will end.

2. Accrued Benefits. The Executive will be entitled to any accrued benefits as of the Termination Date in the same manner as any other employee whose employment with the Employer has terminated, all in accordance with the terms of the Employer’s applicable benefit plans.

3. Expense Reports. The Employer will reimburse the Executive for reasonable expenses incurred through the Termination Date provided the Executive submits appropriate expense reports detailing the expenses within 30 days of the Termination Date.

4. Return of Employer Property. The Executive acknowledges and warrants that he has returned to the Employer all Employer property in the Executive’s possession, custody or control, including, but not limited to, confidential information of the Employer, Blackberry personal digital assistant, computer equipment, software and credit cards. To the extent that the Executive has not returned such Employer property, he will do so promptly.

5. Severance Arrangements. The Employer will pay the Executive $515,000 (equal to twelve months base salary) and $291,750 (representing the average of the annual bonus the Executive has received during his employment with the Employer for each of the prior two full fiscal years) all paid over the twelve month period following the Termination Date on an equal basis in accordance with the Employer’s normal bi-weekly salary schedule in the form of a salary continuation (less applicable deductions). The Employer will pay Executive COBRA reimbursement for the twelve month period following the Termination Date.

6. Future Cooperation. After the Termination Date, the Executive will cooperate with, and assist the Employer in any investigations, proceedings or actions relating to any matters in which he was involved or had knowledge while employed by the Employer, subject to reimbursement for approved expenses.

7. Disclosure of Confidential Information. The Executive will not, without the Employer’s prior written permission, directly or indirectly disclose to anyone outside of the Employer any trade secrets or other confidential information of the Employer, or any information received in confidence from third parties by the Employer or about third parties by the Employer, as long as such matters remain trade secrets or confidential. Trade secrets and other confidential information shall include any information or material which has not been made available generally to the public and which (a) is generated or collected by or utilized in the operations of the Employer and relates to the actual or anticipated business or research or development of the Employer; or (b) is suggested by or results from any task assigned to the Executive by the Employer or work performed by the Executive for or on behalf of the Employer.

8. Protection of Proprietary Interests. Pursuant to Paragraph 9 of the Employment Agreement, and for a period of one year after the Termination Date, the Executive will not directly or indirectly (i) be employed by, invest in (except less than 5% of a publicly traded company), have an interest in or perform work as a director, officer, independent contractor, partner or consultant for any business in which the Company or any of its wholly owned, directly or indirectly, affiliates is engaged at such date in any geographic region in which the Company conducts business or as to which the Company has currently targeted for expansion; (ii) or on behalf of the Executive or any business with which the Executive may be associated, offer employment or a consulting relationship to any person who is an employee of or a consultant to the Company or any of its wholly owned, directly or indirectly, affiliates.

9. Confidentiality. Except as otherwise required by law, the parties agree that the terms of this Severance Agreement and Release are strictly confidential and must not be disclosed in any manner to any person. The only exceptions to this prohibition on disclosure are to the parties’ attorneys and/or tax advisors, and the Employer’s employees necessary to comply with the Employer’s obligations under this Agreement, all of whom are similarly bound by this confidentiality provision.

10. Non-Admission. The parties agree that the Employer’s offer of this Severance Agreement and Release and/or the payment of severance under this Agreement are not an admission of any kind that the Executive has any viable claims against the Employer or that the Employer admits to any liability whatsoever.

11. Release. The Executive releases the Employer with respect to any and all known and unknown claims of any type to date arising out of any aspect of their employment relationship or the termination of their employment relationship. This includes, but is not limited to, breach of any implied or express employment contracts, covenants or duties; entitlement to any pay or benefits, including insurance benefits or attorney fees; claims for wrongful termination, violation of public policy, defamation, emotional distress, invasion of privacy, loss of consortium, negligence, other federal, state, local or common law matters or any act or omission; or claims of discrimination based on age (Age Discrimination in Employment Act) (“ADEA”), ancestry, color, concerted activity, disability, entitlement to benefits, marital status, national origin, parental status, race, religion, retaliation, sex, sexual harassment, sexual orientation, source of income, union activity, veteran’s status or other protected status. The Executive also acknowledges that he has not suffered any on-the-job injury for which he has not already filed a claim.

12. Covenant Not To Sue. The Executive agrees not to sue the Employer for any claims covered by the release in this Agreement. This agreement not to sue does not apply to an ADEA claim to the extent such an exception is required by law. If the Executive sues in violation of this Agreement, the Executive agrees (1) to pay all costs and expenses incurred by the Employer in defending against a suit or enforcing this Agreement, including court costs, expenses and reasonable attorney fees, or (2) to be obligated upon written demand to repay to the Employer, as liquidated damages, all of the payment paid to the Executive pursuant to this Agreement except One Hundred Dollars ($100), and (3) in addition to either (1) or (2), that the Employer shall not be obligated to continue payment to the Executive of any remaining payments under this Agreement.

13. Exclusions from Release. Excluded from the release and the agreement not to sue are any claims relating to or arising out of a party’s obligations under this Agreement or which cannot be waived by law, and the filing of a discrimination charge with a government agency. But the Executive agrees to waive any right to any monetary recovery should any government agency pursue any claims on the Executive’s behalf.

14. Modification. This Agreement may only be modified in a writing signed by both parties. If any part of this Agreement is found to be illegal or invalid by a final non-appealable ruling of a court of competent jurisdiction, it will be deemed severed from this Agreement, and the remainder of the Agreement will remain in effect and will be enforceable within the bounds of applicable law. If any restriction or limitation in this Agreement is found to be unreasonable, onerous or unduly restrictive, it will not be stricken in its entirety, but will remain effective to the maximum extent permissible.

15. Waiver of Breach. Should the Executive breach any provision of this Agreement, and should the Employer decide not to enforce its rights against the Executive, that decision will not operate or be construed as a waiver of any subsequent breach by the Executive. No such waiver will be valid unless in writing and signed by an officer of the Employer.

16. Attorney Fees. The prevailing party in any dispute regarding this Agreement is entitled to payment of its reasonable attorneys’ fees and costs incurred in enforcing this Agreement.

17. Complete Agreement. This Agreement resolves all matters between the Executive and the Employer and supersedes any other written or oral agreement between them.

18. Voluntariness. The Executive is signing this Agreement knowingly and voluntarily, has not been coerced or threatened into signing this Agreement and has not been promised anything else in exchange for signing this Agreement.

19. Attorney Consultation. By this Agreement, the Executive has been advised to consult with an attorney of the Executive’s choice at the Executive’s own expense before signing below.

20. Time Periods. The Executive has been given at least 21 days to consider this Agreement. After the Executive signs this Agreement, the Executive has seven days to revoke it by giving the Employer written notice of revocation via facsimile to Bryan R. Adel, Senior Vice President, General Counsel, Secretary and Chief Privacy Officer, at (312) 521-6768. If this Agreement is not revoked, the Executive will receive the severance and other benefits provided in this Agreement.

21. Jurisdiction, Choice of Law, Injunctive Relief, and Attorney Fees. The parties consent to the jurisdiction of the courts of Illinois and the application of Illinois law with respect to any matter or thing arising out of this Agreement. In the event of a breach or a threatened breach of this Agreement by the Executive, the Executive acknowledges that the Employer will face irreparable injury which may be difficult to calculate in dollar terms and that the Employer shall be entitled, in addition to remedies otherwise available at law or in equity, to temporary restraining orders and preliminary injunctions and final injunctions enjoining such breach or threatened breach. In the event the Employer shall successfully enforce any part of this Agreement through legal proceedings, the Executive agrees to pay the Employer all costs and attorneys’ fees reasonably incurred by the Employer in connection therewith.

Signed:

/s/ George S. Wiedemann	/s/ Bryan R. Adel
EXECUTIVE	REWARDS NETWORK INC.

April 15, 2005	April 26, 2005
DATE	DATE

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